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                                                                   EXHIBIT 6.23


                          PRIVILEGED AND CONFIDENTIAL

                MUTUAL RELEASE, WAIVER AND SETTLEMENT AGREEMENT


         THIS Mutual Release, Waiver and Settlement Agreement (the "Settlement Agreement") is entered into by and between MegaWorld, Inc., a Delaware corporation, through its Communications Division (MegaWorld, Inc. and its Communications Division shall collectively be referred to as "MegaWorld") and WeCU, Inc., a West Indies corporation ("WeCU") (WeCU and MegaWorld shall be collectively referred to as the "Parties"), who together make the following recitations and agreements:

                                R E C I T A L S

         WHEREAS, on October 19, 1999, the Parties entered into an agreement (the "Agreement") whereby MegaWorld would provide Enhanced Messaging Services, local and long distance message transmission services, including transmission, switching and messaging facilities necessary to transmit and terminate WeCU's enhanced messaging services, local, toll, and long distance message traffic to specific points within the Territory (as defined within the Agreement); and

         WHEREAS, the Parties desire to cancel and terminate the Agreement and release all Parties from their obligations under the Agreement and any and all agreements, whether written or verbal, related thereto.

         NOW, THEREFORE, in consideration of the premises, representations, promises and covenants set forth herein, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                               A G R E E M E N T

         1. All obligations of the Parties, if any, arising under the Agreement are hereby satisfied, discharged, canceled and terminated in all respects.

         2. MegaWorld, together with its present and former officers, directors, shareholders, agents, employees, representatives, insurers, subsidiaries and affiliates (the "MegaWorld Parties"), voluntarily and knowingly do hereby RELEASE, DISCHARGE and ACQUIT WeCU together with its present and former officers, directors, shareholders, agents, employees, representatives, insurers, subsidiaries and affiliates (the "WeCU Parties") from:

                  i. all cash or non-cash payments, all compensation and all reimbursements currently due or to be due in the future, whether pursuant to the Agreement or any other agreement, whether written or verbal; and



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                  ii.      all claims, demands and causes of action, known or
                           unknown, of any kind or character, either liquidated, unliquidated, or contingent, howsoever arising, whether founded in tort, contract or otherwise, which any of the MegaWorld Parties had or presently has as of the date of this Agreement; and

                  iii. all claims and causes of action arising from the relationship between the MegaWorld Parties on the one hand, and the WeCU Parties, on the other hand, which the MegaWorld Parties has or which may hereinafter arise against any of the WeCU Parties as a result of the acts or omissions of any person or entity prior to the date hereof, including but not limited to claims and causes of action relating to liability which may arise as a result of any determination or allegation that the business of the Parties prior to the date hereof was conducted through an association, partnership, agency or other relationship of the parties which may result in the actions of one party incurring derivative liability on another.

         3. In consideration of the covenants and agreements herein contained the WeCU Parties do hereby RELEASE, DISCHARGE and ACQUIT the MegaWorld Parties from:

                  i. all cash or non-cash payments, all compensation and all reimbursements currently due or to be due in the future, whether pursuant to the Agreement or any other agreement, whether written or verbal; and

                  ii. all claims, demands and causes of action, known or unknown, of any kind or character, joint or several, either liquidated, unliquidated, or contingent, howsoever arising, whether founded in tort, contract or otherwise for any and all inquiries, harm, damages, penalties, costs, losses, expenses, attorneys' fees, liability and other detriments, if any, which any of the WeCU Parties had or presently has as of the date of this Agreement; and

                  iii. all claims, demands and causes of action arising from the relationship between the WeCU Parties, on the one hand, and the MegaWorld Parties, on the other hand, which any of the WeCU Parties presently has or which may hereinafter arise against any of the MegaWorld Parties as a result of the acts or omissions of any person or entity prior to the date hereof, including but not limited to claims and causes of action relating to liability which may arise as a result of any determination or allegation that the business of the Parties prior to the date hereof was conducted through an association, partnership, agency or other relationship of the parties which may result in the actions of one party incurring derivative liability on another.

         4. The Parties acknowledge and agree that a $20,700 Security Deposit had been delivered to MegaWorld by WeCU pursuant to Section VIII of the Agreement. MegaWorld hereby




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agrees to return said security deposit to WeCU by wire transfer within 24 hours upon execution of this Settlement Agreement.

         5. The Parties agree that the purpose of this Settlement Agreement is to cancel and terminate the Agreement and to settle any and all disputed claims. Nothing in this Agreement shall be construed as an admission of liability of any kind; all such liability being expressly denied.

         6. The Parties further declare and represent that no promise, inducement or agreement not expressed herein has been made to any of them and that this Settlement Agreement contains the entire agreement between the parties hereto, and that the terms of this Settlement Agreement are contractual and not mere recitals.

         7. By execution of this Settlement Agreement, the Parties acknowledge that each has read it, that each understands it, and that each has freely entered into it for the purposes and consideration herein expressed.

         8. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

         IN WITNESS WHEREOF, the foregoing Mutual Release, Waiver and Settlement Agreement has been executed on this _____ day of June, 2000.


                                          MEGAWORLD, INC.

                                          /s/ CHARLES D. MCPHAIL
                                          --------------------------------------
                                          By: Charles D. McPhail
                                              ----------------------------------
                                          Its: President
                                              ----------------------------------


                                          WECU, INC.

                                          /s/ SHAWN OKUN
                                          --------------------------------------
                                          By: Shawn Okun
                                              ----------------------------------
                                          Its: CFO
                                              ----------------------------------




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